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                                                                     EXHIBIT 4.4




                      AMERICAN BANK NOTE HOLOGRAPHICS, INC.
                             STOCK OPTION AGREEMENT


         Agreement as of the 11th day of October, 1999, pursuant to which American Bank Note Holographics, Inc., a Delaware corporation (the "Company"), hereby grants to Russell La Coste (the "Grantee") a non-qualified stock option to purchase up to 150,000 shares of the Common Stock of the Company, at an exercise price of $2.88 per share, subject to adjustment as provided herein.

         1. TERM OF OPTION. This option is granted as of the date first above written (the "Date of Grant"), and will terminate and expire, to the extent not previously exercised, on the tenth anniversary of the Date of Grant, or at such earlier time as may be specified in this Agreement.

         2. RIGHT TO EXERCISE. During the Grantee's employment or service, this option will become vested and exercisable (i) with respect to 33 1/3% of the total shares of Common Stock subject thereto on the first anniversary of the Date of Grant and (ii) in cumulative installments, with respect to 8 1/3% of the total shares of Common Stock subject thereto on the last day of each of the first eight (8) consecutive three (3) month periods immediately following the first anniversary of the Date of Grant. Notwithstanding any provision in this Agreement to the contrary, upon a Change in Control (as defined in Section 7 below) this option will become immediately vested and may be exercised immediately.

         3. METHOD OF EXERCISE. This option shall be exercised by delivery of written notice to the Company, in accordance with Section 9 below, specifying the number of shares with respect this option being exercised. Such notice shall be accompanied by payment in full of the exercise price for such shares together with the amount necessary to satisfy any applicable withholding requirements:
(i) in cash, cashier's check or money order, (ii) by delivery of an equivalent value in shares of Common Stock previously owned by the Grantee for at least six
(6) months (free and clear of any liens and encumbrances), or (iii) by such other methods approved by the Board of Directors of the Company or a committee thereof (the "Board"), from time to time.

         4. TERMINATION OF SERVICE. If the Grantee's employment or service is terminated due to the Grantee's retirement or permanent disability (each as determined by the Board or a committee thereof), then: (i) that portion of this option, if any, that is not vested and exercisable on the date of termination shall immediately terminate, and (ii) that portion of this option, if any, that is vested and exercisable on the date of termination shall remain exercisable by the Grantee during the thirty-six (36) month period following the date of termination or, if earlier, until the expiration of the term of this option, and, to the extent not exercised during such period, shall thereupon terminate. If the Grantee's employment or service is terminated due to the Grantee's death:
(a) that portion of this option, if any, that is not then vested and exercisable shall terminate, and (b) that portion of this option, if any, that is vested and exercisable shall remain exercisable by the Grantee's estate (or beneficiaries) during the one year period commencing on the date of death or, if earlier, until, the expiration of the term of this option, and, to the extent not exercised during such period, shall thereupon terminate. If the Grantee's employment or service is terminated for any reason other than retirement, permanent disability or death, then,
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unless otherwise determined by the Board, this option (whether or not then vested and exercisable) shall immediately terminate and cease to be exercisable.

         5. NON-ASSIGNABILITY. This option shall not be assignable or transferable by the Grantee except by will or by the laws of descent and distribution. During the Grantee's lifetime, this option shall only be exercisable by the Grantee.

         6. RECAPITALIZATION. In the event that the outstanding shares decreased or changed into or exchanged for a different number or kind of shares or other shares or other securities of the Company by reason of a recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in stock, appropriate adjustments shall be made by the Board in the number and kind of shares or other securities as to which this option shall be exercisable, so that the Grantee's proportionate interest shall be maintained as before the occurrence of such event. Such adjustment shall be made without change in the total exercise price applicable to the unexercised portion of this option and with a corresponding adjustment in the exercise price per share. Any fractional shares resulting from any of the foregoing adjustments shall be disregarded and eliminated.

         7. DEFINITION OF CHANGE IN CONTROL. A "Change in Control" shall mean:

                  (i) the direct or indirect acquisition, whether by sale, merger, consolidation, or purchase of assets or stock, by any person, corporation, or other entity or group thereof of the beneficial ownership (as that term is used in Section 13(d)(1) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) of shares in the Company which, when added to any other shares the beneficial ownership of which is held by the acquirer, shall result in the acquirer's having more than fifty (50%) of the votes that are entitled to be cast at meetings of stockholders as to matters on which all outstanding shares are entitled to be voted as a single class; provided however, that such acquisition shall not constitute a Change of Control for purposes of this Agreement if prior to such acquisition a resolution declaring that the acquisition shall not constitute a Change of Control is adopted by the Board with the support of a majority of the Board members who either were members of the Board for at least two years prior to the date of the vote on such resolution or were nominated for election to the Board by at least two-thirds of the directors then still in office who were members of the Board at least two years prior to the date of the vote on such resolution; and provided further, that neither the Company, nor any person who as of July 20, 1998 was a director or officer of the Company, nor any trustee or other fiduciary holding securities under an employee benefit plan of the Company, nor any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company shall be deemed to be an "acquirer" for purposes of this Section;

                  (ii) the election during any two-year period to a majority of the seats on the Board of Directors of the Company of individuals who were not members of the Board at the beginning of such period unless such additional or replacement directors were approved by at least eighty percent (80%) of the continuing directors; or


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                  (iii) stockholder approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

         8. NO SERVICE RIGHTS CONFERRED. Neither the grant of this option nor the exercise thereof will confer upon the Grantee any right with respect to continuance of the Grantee's employment or service with the Company.

         9. NOTICES. Any notice, payment or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: if to American Bank Note Holographics, Inc., 399 Executive Boulevard, Elmsford, New York 10523 Attention: President; if to Grantee, at the address set forth on the signature page hereto. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices to such party hereunder. Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date such notice is properly mailed.

         10. BINDING EFFECT. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and permitted assigns.

         11. HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

         12. SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

         13. WITHHOLDING TAXES. The Company shall have the right to require the Grantee to remit to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. The Company may issue or transfer such shares of Common Stock net of the number of shares sufficient to satisfy the withholding tax requirements, provided that, to the extent required to avoid adverse accounting charges, shares may not be withheld in excess of the minimum number of shares required to satisfy tax withholding. For withholding tax purposes, the shares of Common Stock shall be valued on the date the withholding obligation is incurred.

         14. GOVERNING LAW. The internal laws of the State of New York shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

         15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between the parties with respect to the subject matter

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hereof. This Agreement may not be amended except by written instrument executed by the parties hereto.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


                              AMERICAN BANK NOTE HOLOGRAPHICS, INC.


                              By:/s/ Alan Goldstein
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                              Name:  Alan Goldstein
                              Title: Vice President and Chief Finanical Officer



         The undersigned Grantee hereby accepts the terms of the foregoing Stock Option Agreement.


                              Grantee


                              By: /s/ Russell LaCoste
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                                            (Address)




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